UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2013, Grandparents.com, Inc. (the “Company”) and Mr. Lee Lazarus entered into an employment agreement (the “Agreement”) under which Mr. Lazarus will serve as the Chief Operating Officer of the Company. Mr. Lazarus was elected as a director of the Company on May 30, 2012. Mr. Lazarus was not appointed as the Chief Operating Officer pursuant to a prior arrangement or understanding between him and any other person, and he has no family relationship with anyone at the Company or any of its affiliates. Additionally, there are no transactions involving the Company and Mr. Lazarus that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

The Agreement is effective as of December 9, 2013 and will continue in full force and effect until the third anniversary of the effective date, at which time the Agreement will be renewed automatically for up to two additional three-year terms unless either party provides written notice of its intention not to renew the agreement no later than ninety (90) days prior to the end of the then current term, or unless the Company terminates Mr. Lazarus with cause or he terminates the agreement at his discretion, in each case upon thirty (30) days’ advanced notice to the other party.

Pursuant to the Agreement, Mr. Lazarus will be paid a base salary of $195,000 per year. Mr. Lazarus’s base salary will be no less than the third highest base salary of officers at the Company and no less than fifty percent (50%) of the base salary of the Chief Executive Officer; as such, if his base salary is less than either, it will be increased.

Mr. Lazarus was also granted stock options to purchase 4,000,000 shares of the Company’s common stock, of which 750,000 were granted as incentive stock options pursuant to the Company’s 2012 Stock Incentive Plan and 3,250,000 were granted pursuant to a separate option grant letter dated December 9, 2013.

In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets or sells more than forty (40%) percent of the outstanding common shares of the Company in one or a series of transactions, the Company will make a lump sum payment to Mr. Lazarus in the amount of $400,000 on the closing date and all unvested options held by Mr. Lazarus will immediately vest and become exercisable.

The Agreement also provides that Mr. Lazarus will be subject to confidentiality provisions and, for a period of one (1) year following his termination with cause or without good reason, non-competition and non-solicitation restrictions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company will file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Matthew Schwartz
Matthew Schwartz
V.P. Administration/Chief Compliance Officer